Exhibit 10.7
Notice of Grant of Stock Options
To Non-Employee Director
Time Warner Inc.
ID: 13-4099534
One Time Warner Center
New York, NY 10019-8016

I, [NAME], am the participant.	ID: [GLOBAL ID]
Participant has been granted options to buy Time Warner Common Stock (the “Stock Options”) as follows:
        Non-Qualified Stock Option Grant Number:
        Date of Grant:
        Purchase Price per Share:
        Total Number of Shares Granted:
Time Warner and I agree that these Stock Options are granted under and governed by the terms and conditions of the Time Warner Inc. 2010 Stock Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement, Directors Version 1 (the “Agreement”), all of which are incorporated by reference into, and made a part of this document.
I understand that so long as I remain a director, employee or consultant of the Company or an Affiliate, my Stock Options will become vested and exercisable in accordance with the following vesting schedule, subject to the terms of the Plan and the Agreement:
100% of the number of Stock Options Granted will vest on the first anniversary of the Date of Grant.
I understand that vesting of my Stock Options will cease in certain circumstances, including, but not limited to, certain terminations of my service as a director of the Company, as provided in the Plan and Agreement.
I understand there is a limited time period to exercise my vested and exercisable Stock Options following a termination of my service as a director of the Company, and that if vested and exercisable Stock Options are not exercised within the prescribed time period in the Agreement, they will be canceled and cannot ever be exercised, as provided in the Plan and Agreement.
I understand that my unvested Stock Options will be canceled upon certain terminations of my service as a director of the Company and cannot ever be exercised, as provided in the Plan and Agreement.
The expiration date of the Stock Options will be the day prior to the 10th anniversary of the Date of Grant, unless the Stock Options are canceled earlier due to a termination of service as a director, as provided in the Plan and Agreement.